Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170647, 333-135099, 333-119630, 333-90603, 333-175218, and 333-257550 on Form S-8 and Registration Statement No. 333-229442 on Form S-3 of First Community Corporation of our report dated March 16, 2022, relating to the consolidated financial statements  of First Community Corporation and its subsidiary, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of First Community Corporation for the year ended December 31, 2021

/s/ Elliott Davis, LLC

Columbia, South Carolina

March 16, 2022